Exhibit 99.1

Tron Inc. Expands TRX Treasury to Over 681.2 Million TRX Tokens, Asserting Market Leadership and Long-Term Conviction in the TRON Ecosystem

Winter Park, Florida, February 12, 2026 — Tron Inc. (Nasdaq: TRON) (the “Company”), a publicly traded blockchain and digital asset company, today announced expansion of its TRON (TRX) treasury, reinforcing its position as the world’s largest publicly traded TRON (TRX) treasury strategy company and signaling strong long-term conviction in the TRON ecosystem.

The Company acquired approximately 181,346 TRX tokens on February 11 at an average price of approximately $0.28, and has added approximately 3,656,868 TRX tokens since January 22, bringing total TRX treasury holdings to more than 681.2 million TRX tokens underscoring consistent execution of the Company’s digital asset accumulation strategy.

Tron Inc. intends to grow its TRX treasury holdings through disciplined daily purchases of approximately $50,000 worth of TRX for 360 consecutive days. Management believes this strategy positions the Company to capitalize on long-term network adoption, expanding on-chain activity, and increasing institutional interest in TRON as a global blockchain infrastructure.

“Building the largest TRX treasury in the public markets is not symbolic — it is strategic,” said Rich Miller, Chief Executive Officer of Tron Inc. “We are executing a deliberate accumulation strategy that reflects our confidence in TRON’s scalability, real-world utility, and long-term value creation. Our balance sheet is increasingly aligned with the growth of the TRON network itself.”

For live update on the designated on-chain TRX treasury wallet for Tron Inc., please refer to:

https://tronscan.org/#/address/TEySEZLJf6rs2mCujGpDEsgoMVWKLAk9mT

With the largest TRX holdings of any publicly traded company, Tron Inc. continues to differentiate itself as a public vehicle for institutional exposure to the TRON ecosystem, while maintaining a disciplined approach to capital allocation and shareholder value creation.

About Tron Inc.

Tron Inc. is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s continued expansion into blockchain-powered treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

For additional details, follow on X:

https://x.com/TRON_INC

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